Exhibit 4.1

NEITHER THE ISSUANCE NOR THE SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION IN A GENERALLY ACCEPTABLE FORM OF COUNSEL, WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND BE REASONABLY ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE.

FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. YOU MAY CONTACT THE COMPANY AT VERTICALNET, INC., 400 CHESTER FIELD PARKWAY, MALVERN, PA 19355, ATTENTION: CHIEF FINANCIAL OFFICER, AND THE ISSUER WILL PROVIDE YOU WITH THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS NOTE.

VERTICALNET, INC.

Senior Subordinated Discount Note

Issuance Date: May 18, 2006	Principal: U.S. $5,300,000.00

FOR VALUE RECEIVED, Verticalnet, Inc., a Pennsylvania corporation (the “Company”), hereby promises to pay to Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio or registered assigns (“Holder”) the amount set out above as the Principal (the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the rate of 6.00% per annum (the “Interest Rate”), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, redemption or otherwise (in each case, in accordance with the terms hereof). Certain capitalized terms used herein are defined in Section 28. Capitalized terms not otherwise defined herein have the meanings set forth in the Note Purchase Agreement.

(1) MATURITY. On the Maturity Date, the Holder shall surrender the Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any. The “Maturity Date” shall be the earlier of (i) November 18, 2007, (ii) the date on which any Fundamental Transaction is consummated or (iii) such earlier time as provided herein.

(2) INTEREST; INTEREST RATE.

(a) Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year comprised of twelve 30-day months and shall be payable in arrears on the first day of each January, April, July and October during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”) with the first Interest Date being July 1, 2006. Interest shall be payable on each Interest Date in cash. Interest on this Note shall accrue at the Interest Rate. From and after the occurrence of an Event of Default, the Interest Rate shall be increased to 14.0% (the “Default Rate”). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(b) In the event that any interest rate(s) provided for in this Section 2 shall be determined to be unlawful, such interest rate(s) shall be computed at the highest rate permitted by applicable law. Any payment by the Company of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of this Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to the Company.

(3) [Reserved.]

(4) EVENTS OF DEFAULT; RIGHTS UPON EVENTS OF DEFAULT.

(a) Events of Default. Each of the following events shall constitute an “Event of Default”:

(i) the Company’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note or any other Transaction Document (as defined in the Note Purchase Agreement);

(ii) either the Company or any Subsidiary thereof shall (i) fail to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $100,000 due to any third party, or otherwise be in breach or violation of any agreement for monies owed or owing in an amount in excess of $100,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company, which default or event of default would or is likely to have a material adverse effect on the business, operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole;

(iii) the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(v) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company and, if instituted against the Company or any subsidiary of the Company by a third party, shall not be dismissed within 60 days of their initiation;

(vi) a final judgment or judgments for the payment of money aggregating in excess of $100,000 are rendered against the Company or any of its Subsidiaries, which judgments are not, within 30 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $100,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment;

(vii) the Company’s certified public accountants or auditors issue any opinion, or include any qualification or exception in any review or audit letter or report, as to the Company’s ability to continue as a “going concern”;

(viii) any representation or warranty made by the Company in the Transaction Documents is incorrect in any material respect when made, or the Company breaches any covenant (other than the covenants set forth in Section 14 of this Note) or other term or condition of any Transaction Document, except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least 10 Business Days;

(ix) any breach or failure to comply with Section 14 of this Note; or

(x) the Company fails to maintain the listing of its Common Stock on an Eligible Market.

(b) Acceleration. If an Event of Default occurs under Section 4(a)(iii), (iv) or (v), then the outstanding Principal of, all accrued Interest on, and any other amounts due under, this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. If any other Event of Default occurs and is continuing, the Holder, by written notice to the Company, may declare the Principal of, all accrued Interest on, and any Late Charges or other amounts due under, this Note to be immediately due and payable. Upon such declaration, such Principal, Interest, Late Charges and other amounts shall become immediately due and payable. The Holder may rescind an acceleration and its consequences if all existing Events of Default have been cured or waived, except nonpayment of Principal, Interest, Late Charges or other amounts that have become due solely because of the acceleration, and if the rescission would not conflict with any judgment or decree.

(5) [Reserved.]

(6) VOLUNTARY PREPAYMENT. The Company may prepay this Note in whole or in part at any time upon 10 Business Days prior written notice to the Holders. On the date of such prepayment, the Company shall pay any accrued and unpaid Interest on the Principal through the date of such prepayment together with the amount of any accrued and unpaid Late Charges and the Principal.

(7) [Reserved.]

(8) [Reserved.]

(9) [Reserved.]

(10) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(11) [Reserved.]

(12) [Reserved]

(13) SUBORDINATION.

(a) The indebtedness evidenced by this Note is and shall be subordinate in right of payment to the prior payment in full of the Senior Indebtedness.

(b) In the event the Holder institutes a demand for, suit for, declaration of a default as to, or acceleration of the Maturity Date of the indebtedness evidenced by this Note, the Holder shall not take or receive from the Company, directly or indirectly, in cash or other property or by setoff or in any other manner (including, without limitation, from or by way of collateral), payment of all or any of the payments due under this Note, or exercise rights against any assets of the Company, unless and until the Senior Indebtedness shall have been paid in full.

(c) Upon any distribution of all or any of the assets of the Company to creditors of the Company upon the dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of the Company or its debts, whether in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or similar proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise, (i) no amount shall be paid by the Company in respect of the Principal or interest thereon at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall have been paid in full, (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder which shall assert any right to receive any payments in respect of the amounts due under this Note except subject to the payment in full of the Senior Indebtedness then outstanding and (iii) any payment or distribution of any kind (whether in cash, property or securities) which otherwise would be payable or deliverable upon or with respect to this Note shall be paid or delivered directly to the holders of the Senior Indebtedness (in the case of cash) to or as collateral (in the case of noncash property or securities) for the payment or prepayment of the Senior Indebtedness until the Senior Indebtedness shall have been paid in full.

(14) COVENANTS.

(a) Rank. All payments due under this Note shall be senior to all other Indebtedness of the Company and its Subsidiaries, other than Senior Indebtedness, the obligations of the Company or its Subsidiaries under any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on such Person’s balance sheet and Indebtedness permitted by clause (v) of the definition of “Permitted Lien.”

(b) Incurrence of Indebtedness. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

(c) Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d) Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, (i) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Indebtedness (other than the Senior Indebtedness), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Permitted Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing, (ii) declare or pay any cash dividend or distribution on the Common Stock, (iii) redeem, repurchase or otherwise acquire or retire for value any shares of Common Stock (as defined in the Note Purchase Agreement), (iv) pay any settlement on account of litigation pending against the Company or to satisfy any judgment entered against the Company or (v) make payments on account of the Senior Indebtedness, excluding any payment or portion thereof required to be paid in cash in accordance with the terms of the Senior Indebtedness; provided, however, that if the Company consummates the reverse stock split (the "Reverse Stock Split”) described in its Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2006, in connection with the Company’s 2006 annual meeting of shareholders, the Company may use up to $350,000 of the proceeds of the Notes to pay in cash the first amortization payment due under the Senior Indebtedness after the Reverse Stock Split. Notwithstanding the foregoing, the Company shall be permitted to use the proceeds from the sale of the Notes for payments made pursuant to the Settlement Agreement and Release dated May 9, 2006, between CombineNet, Inc. and the Company and for the payment described on Schedule 4(d) to the Note Purchase Agreement.

(e) Sale of Assets. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, make or permit to be made any transfer of any assets other than the sale of inventory in the ordinary course of business and the sale of obsolete or unnecessary equipment without the express written consent of the Holder.

(f) Nature of Business. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, make any change in the principal nature of its or their business.

(g) The Company shall use commercially reasonable efforts to obtain, within 30 days of the date hereof, the consent of the required holders of the Senior Indebtedness to permit the Company to grant subordinated Liens and security interests to the Holders in all assets of the Company and of its Subsidiaries. Any such Liens or security interests shall not be granted and effective until the consent of the holders of the Senior Indebtedness has been obtained in accordance with the foregoing sentence or shall be deemed to have been obtained due to the removal of the restriction on granting such Liens and security interests as set forth in that certain Security Agreement dated as of August 16, 2005 made by the Company in favor of the holders of the Senior Indebtedness (the “Security Agreement”). If the Company fails to obtain such consent of the required holders of the Senior Indebtedness and to act in accordance therewith within 30 days of the date hereof, the Interest Rate shall automatically increase to a rate of 12.00% per annum. If the Company fails to obtain such consent of the required holders of the Senior Indebtedness and to act in accordance therewith on or before January 31, 2007, the Holder may declare the outstanding Principal of, all accrued Interest on, and any other amounts due under this Note immediately due and payable. Notwithstanding any provision of this Section 14(e), nothing in this Note shall be deemed to constitute the granting of a “Lien”, as such term is defined in the Security Agreement.

(15) [Reserved.]

(16) [Reserved]

(17) TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Note Purchase Agreement.

(18) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 18(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree following redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal amount stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 18(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

(19) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(20) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(21) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(22) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(23) [Reserved.]

(24) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 8(f) of the Note Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by wire transfer of immediately available funds in accordance with the Holder’s wire transfer instructions provided to the Company by the Holder. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal, Interest or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of 14% per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(25) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(26) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Note Purchase Agreement.

(27) GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the Commonwealth of Pennsylvania.

(28) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) "Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b) "Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(c) "Eligible Market” means the Nasdaq National Market, The Nasdaq Capital Market, The New York Stock Exchange, Inc., the American Stock Exchange or the OTC Bulletin Board.

(d) "Fundamental Transaction” means: (i) a transaction or series of related transactions pursuant to which the Company: (A) sells, conveys or disposes of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Company); (B) merges or consolidates with or into, or engages in any other business combination with, any other person or entity, in any case that results in the holders of the voting securities of the Company immediately prior to such transaction holding or having the right to direct the voting of 50% or less of the total outstanding voting securities of the Company or such other surviving or acquiring person or entity immediately following such transaction; or (C) sells or issues, or any of its stockholders sells or transfers, any securities to any person or entity, in either case acting individually or in concert with others, such that, following the consummation of such transaction(s), such person(s) or entity(ies) (together with their respective affiliates, as such term is used under Rule 12b-2 of the Exchange Act) would own or have the right to acquire by contract or through convertible securities of the Company greater than 50% of the outstanding shares of Common Stock or securities having the right to vote 50% or greater of the voting securities of the Company; (ii) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or as a result of the Reverse Stock Split); or (iii) any event, transaction or series of related transactions that results in individuals serving on the Board of Directors on the date hereof (the “Incumbent Board") ceasing for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose appointment, election, or nomination for election by the Company’s stockholders was approved by a vote of at least a two-thirds majority of the directors then comprising the Incumbent Board (other than an appointment, election, or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be considered as though such person were a member of the Incumbent Board.

(e) "GAAP” means United States generally accepted accounting principles, consistently applied.

(f) "Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(g) "Note Purchase Agreement” means the Note Purchase Agreement dated as of May 15, 2006 by and among the Company and Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio pursuant to which the Company issued the Notes.

(h) "Permitted Indebtedness” means (A) Senior Indebtedness, (B) unsecured Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until 91 days after the Maturity Date or later and (2) total interest and fees at a rate in excess of the Interest Rate hereunder, (C) the obligations of the Company or its Subsidiaries under any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on such Person’s balance sheet (D) Indebtedness permitted by clause (v) of the definition of “Permitted Lien” and (E) Indebtedness incurred by the Company in connection with the financing of insurance premiums in the ordinary course of business.

(i) "Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) any Lien incurred to secure Senior Indebtedness, (v) Liens securing the purchase price of assets purchased or leased by the Company or Subsidiaries in the ordinary course of business; provided that such Liens shall not extend to or cover any other property of the Company or its Subsidiaries and provided further that such Liens do not exceed an aggregate value of $500,000, and (vi) Liens securing the Company’s obligations under the Note.

(j) "Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(k) "Senior Indebtedness” means the principal of (and penalty or premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by Company under or in connection with the Senior Secured Convertible Promissory Notes due to July 2, 2007 issued by the Company on August 16, 2005.

(29) [Reserved.]

(30) CONSENT TO JURISDICTION; JURY TRIAL WAIVER. The Company and the Holder irrevocably consent to the exclusive jurisdiction of the United States federal courts and the state courts located in the County of Philadelphia, Commonwealth of Pennsylvania, in any suit or proceeding based on or arising under this Note and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding in such forum. The Company further agrees that service of process upon the Company mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(31) CONFESSION OF JUDGMENT.

(a) THE FOLLOWING SETS FORTH A WARRANT OF AUTHORITY FOR ANY ATTORNEY TO CONFESS JUDGMENT AGAINST THE COMPANY. IN GRANTING THIS WARRANT OF ATTORNEY TO CONFESS JUDGMENT AGAINST THE COMPANY, THE COMPANY, FOLLOWING CONSULTATION WITH COUNSEL, AND WITH KNOWLEDGE OF THE LEGAL EFFECT HEREOF, HEREBY WAIVES ANY AND ALL RIGHTS THE COMPANY HAS, OR MAY HAVE, TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING BEFORE ENTRY OF JUDGMENT UNDER THE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE JURISDICTION SET FORTH IN SECTION 30.

(b) THE COMPANY HEREBY EMPOWERS ANY CLERK, OR ATTORNEY OF ANY COURT OF RECORD TO APPEAR FOR THE COMPANY AFTER ANY EVENT OF DEFAULT IN ANY AND ALL ACTIONS WHICH MAY BE BROUGHT HEREUNDER IN THE JURISDICTION SET FORTH IN SECTION 30 OR ELSEWHERE AND CONFESS JUDGMENT AGAINST THE COMPANY FOR ALL, OR ANY PART OF, THE UNPAID PRINCIPAL AND ACCRUED INTEREST, TOGETHER WITH OTHER EXPENSES INCURRED IN CONNECTION THEREWITH AND ATTORNEYS’ FEES, AND FOR SUCH PURPOSE THE ORIGINAL OR ANY PHOTOCOPY OF THIS NOTE AND AN AFFIDAVIT OF THE HOLDER OR THE HOLDER’S COUNSEL AVERRING TO THE EVENT OF DEFAULT SHALL BE A GOOD AND SUFFICIENT WARRANT OF ATTORNEY. SUCH AUTHORIZATION SHALL NOT BE EXHAUSTED BY ONE EXERCISE THEREOF, BUT JUDGMENT MAY BE CONFESSED AS AFORESAID FROM TIME TO TIME. THE COMPANY HEREBY WAIVES ALL ERRORS AND RIGHTS OF APPEAL, AS WELL AS RIGHTS TO STAY OF EXECUTION AND EXEMPTION OF PROPERTY, IN ANY ACTION TO ENFORCE ITS LIABILITY HEREON.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set forth above.

VERTICALNET, INC.

By: /s/ Gene S. Godick

Name: Gene S. Godick
Title: Executive Vice President and Chief Financial Officer